Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Reports Second Fiscal Quarter Net Income of $6.76 Million

•	Quarterly EPS Increases 21% to $0.85 from $0.70 One Year Ago
•	Quarterly Net Interest Margin Increases to 3.79%
•	Quarterly Return on Average Assets of 1.43%
•	Quarterly Return on Average Equity of 10.95%
•	Announces a 4% Increase in the Quarterly Cash Dividend

HOQUIAM, WA – April 22, 2025 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $6.76 million, or $0.85 per diluted common share for the quarter ended March 31, 2025.  This compares to net income of $6.86 million, or $0.86 per diluted common share for the preceding quarter and $5.71 million, or $0.70 per diluted common share, for the comparable quarter one year ago.

For the first six months of fiscal 2025, Timberland’s net income increased 13% to $13.62 million, or $1.71 per diluted common share, from $12.00 million, or $1.47 per diluted common share for the first six months of fiscal 2024.

“Our second fiscal quarter operating results were strong, highlighted by net interest margin expansion and modest balance sheet growth,” stated Dean Brydon, Chief Executive Officer.  “Second fiscal quarter net income and earnings per share increased 18% and 21%, respectively, compared to the second fiscal quarter a year ago, reflecting an improvement in our net interest margin. Compared to the prior quarter, net income and earnings per share decreased 2% and 1%, respectively, as the increase in net interest income was offset by a higher provision for credit losses and a modest increase in expenses.  All profitability metrics improved compared to the year ago quarter, and tangible book value per share (non-GAAP) continued to trend upward.”

“As a result of Timberland’s solid earnings and strong capital position, our Board of Directors announced a 4% increase to the quarterly cash dividend to shareholders to $0.26 per share, payable on May 23, 2025, to shareholders of record on May 9, 2025,” stated Jonathan Fischer, President and Chief Operating Officer.  “This represents the 50th consecutive quarter Timberland will have paid a cash dividend.”

“During the second fiscal quarter our net interest margin continued to improve, expanding 15 basis points to 3.79%, compared to the preceding quarter,” said Marci Basich, Chief Financial Officer.  “The improvement was primarily driven by a reduction in funding costs as the weighted average cost of interest-bearing liabilities decreased by 15 basis points during the quarter. Total deposits increased $20 million, or 1% during the quarter, due to increases in checking and certificates of deposit account balances.”

“The loan portfolio continues to grow at a moderate pace, increasing 1% from the prior quarter and 4% year-over year,” Brydon continued.  “We continue to monitor credit quality closely and saw improvements in several metrics during the quarter.  The non-performing asset ratio improved to just 13 basis points, non-accrual loans decreased by 15%, and net charge-offs were less than $1,000 during the quarter.  However, we experienced an increase in loans graded “Substandard”, as two loans related to one borrowing relationship were downgraded.  Both of the loans are performing and Timberland remains well collateralized based on recent appraisals, but the loans were downgraded primarily because the borrower is experiencing a legal issue stemming from an unrelated project.  We view this as an isolated event, and remain encouraged by the overall strength of our loan portfolio.”

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

Earnings and Balance Sheet Highlights (at or for the periods ended March 31, 2025, compared to March 31, 2024, or December 31, 2024):

   Earnings Highlights:
•
Earnings per diluted common share (“EPS”) decreased 1% to $0.85 for the current quarter from $0.86 for the preceding quarter and increased 21% from $0.70 for the comparable quarter one year ago; EPS increased 16% to $1.71 for the first six months of fiscal 2025 from $1.47 for the first six months of fiscal 2024;

•
Net income decreased 2% to $6.76 million for the current quarter from $6.86 million for the preceding quarter and increased 18% from $5.71 million for the comparable quarter one year ago; Net income increased 13% to $13.62 million for the first six months of fiscal 2025 from $12.00 million for the first six months of fiscal 2024;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 10.95% and 1.43%, respectively;
•	Net interest margin (“NIM”) for the current quarter expanded to 3.79% from 3.64% for the preceding quarter and 3.48% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter improved to 56.25% from 56.27% for the preceding quarter and 60.22% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets increased 1% from the prior quarter and increased 1% year-over-year;
•	Net loans receivable increased 1% from the prior quarter and increased 4% year-over-year;
•	Total deposits increased 1% from the prior quarter and increased 1% year-over-year;
•	Total shareholders’ equity increased 1% from the prior quarter and increased 6% year-over-year; 61,764 shares of common stock were repurchased during the current quarter for $1.91 million;
•	Non-performing assets to total assets ratio improved to 0.13% at March 31, 2025 compared to 0.16% at December 31, 2024 and 0.19% at March 31, 2024;
•	Book and tangible book (non-GAAP) values per common share increased to $31.95 and $29.99, respectively, at March 31, 2025; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at March 31, 2025 with only $20 million in borrowings and additional secured borrowing line capacity of $675 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter increased 1% to $19.90 million from $19.67 million for the preceding quarter and increased 9% from $18.25 million for the comparable quarter one year ago.  The increase in operating revenue compared to the preceding quarter was primarily due to a decrease in funding costs, which was partially offset by a decrease in total interest and dividend income.  Operating revenue increased 7%, to $39.57 million for the first six months of fiscal 2025 from $37.05 million for the first six months of fiscal 2024, primarily due to increases in interest income from loans and interest-bearing deposits in banks, which was partially offset by an increase in funding costs and a decrease in interest income on investment securities.

Net interest income increased $243,000, or 1%, to $17.21 million for the current quarter from $16.97 million for the preceding quarter and increased $1.58 million, or 10%, from $15.64 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due to a 15 basis point decrease in the weighted average cost of total interest-bearing liabilities to 2.47% from 2.62% and a six basis point increase in the weighted average yield on total interest-earning assets to 5.48% from 5.42%.  These increases to net interest income were partially offset by an $11.44 million decrease in the average balance of total interest-earning assets.  Timberland’s NIM for the current quarter expanded to 3.79% from 3.64% for the preceding quarter and 3.48% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately five basis points due to the collection of $201,000 in pre-payment penalties, non-accrual interest, and late fees and the accretion of $17,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately three basis points due to the collection of $115,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $8,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately three basis points due to the collection of $90,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $10,000 of the fair value discount on acquired loans.  Net interest income for the first six months of fiscal 2025 increased $2.54 million, or 8%, to $34.18 million from $31.64 million for the first six months of fiscal 2024, primarily due to a $55.11 million increase in the average balance of total interest-earning assets and a 34

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

basis point increase in the weighted average yield of total interest-earning assets to 5.44% from 5.10%. These increases to net interest income were partially offset by an 18 basis point increase in the weighted average cost of interest-bearing liabilities to 2.55% from 2.37%. Timberland’s NIM expanded to 3.71% for the first six months of fiscal 2025 from 3.53% for the first six months of fiscal 2024.

A $237,000 provision for credit losses on loans was recorded for the quarter ended March 31, 2025.  The provision was primarily due to loan portfolio growth and changes in the composition of the loan portfolio.  This compares to a $52,000 provision for credit losses on loans for the preceding quarter and a $166,000 provision for credit losses on loans for the comparable quarter one year ago.  In addition, a $14,000 provision for credit losses on unfunded commitments and a $5,000 recapture of credit losses on investment securities were recorded for the current quarter.

Non-interest income decreased $10,000, (less than 1%) to $2.69 million for the current quarter from $2.70 million for the preceding quarter and increased $72,000, or 3%, from $2.62 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a decrease in ATM and debit card interchange transaction fees and smaller changes in several other categories, which was partially offset by an increase in gain on sales of loans and smaller changes in several other categories.  Fiscal year-to-date non-interest income decreased by 1%, to $5.38 million from $5.41 million for the first six months of fiscal 2024.

Total operating (non-interest) expenses for the current quarter increased $127,000, or 1%, to $11.19 million from $11.07 million for the preceding quarter and increased $203,000, or 2%, from $10.99 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to increases in premises and equipment expenses, professional fees and smaller increases in several other expense categories.  These increases were partially offset by decreases in salaries and employee benefits and smaller decreases in several other expense categories.  The efficiency ratio for the current quarter was 56.25% compared to 56.27% for the preceding quarter and 60.22% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 3% to $22.26 million from $21.62 million for the first six months of fiscal 2024.

The provision for income taxes for the current quarter decreased $8,000, or less than 1%, to $1.71 million from $1.71 million for the preceding quarter, primarily due to lower taxable income. Timberland’s effective income tax rate was 20.2% for the quarter ended March 31, 2025, compared to 20.0% for the quarter ended December 31, 2024 and 20.5% for the quarter ended March 31, 2024.  Timberland’s effective income tax rate was 20.1% for the first six months of fiscal 2025 and fiscal 2024.

Balance Sheet Management

Total assets increased $23.25 million, or 1%, during the quarter to $1.93 billion at March 31, 2025 from $1.91 billion at December 31, 2024 and increased $25.50 million, or 1%, from $1.91 billion one year ago.  The increase during the current quarter was primarily due to a $27.14 million increase in total cash and cash equivalents, an $8.26 million increase in net loans receivable and smaller increases in several other categories.  These increases were partially offset by a $7.42 million decrease in investment securities and smaller decreases in several other categories.

Liquidity

Timberland has continued to maintain a strong liquidity position, both on-balance sheet and off-balance sheet.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 16.9% of total liabilities at March 31, 2025, compared to 15.0% at December 31, 2024, and 15.2% one year ago.  Timberland had secured borrowing line capacity of $675 million available through the FHLB and the Federal Reserve at March 31, 2025.  With a strong and diversified deposit base, only 18% of Timberland’s deposits were uninsured or uncollateralized at March 31, 2025.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $8.26 million, or 1%, during the quarter to $1.42 billion at March 31, 2025 from $1.41 billion at December 31, 2024.  This increase was primarily due to a $10.31 million decrease in the undisbursed portion of construction loans in process, an $8.98 million increase in one- to four-family loans and a $5.19 million increase in commercial real estate loans.  These increases were partially offset by a $12.57 million decrease in construction loans and smaller decreases in several other loan categories.

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

Loan Portfolio
($ in thousands)

	March 31, 2025		December 31, 2024		March 31, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$315,421	21%	$306,443	20%	$276,433	19%
Multi-family	178,590	12	177,861	12	167,275	12
Commercial	602,248	40	597,054	39	577,373	40
Construction - custom and
owner/builder	114,401	7	124,104	8	122,988	8
Construction - speculative one-to four-family	9,791	1	8,887	1	16,407	1
Construction - commercial	22,352	1	22,841	2	32,318	2
Construction - multi-family	46,602	3	48,940	3	36,795	3
Construction - land
development	15,032	1	15,977	1	16,051	1
Land	32,301	2	30,538	2	31,821	2
Total mortgage loans	1,336,738	88	1,332,645	88	1,277,461	88

Consumer loans:
Home equity and second
mortgage	47,458	3	48,851	3	42,357	3
Other	2,375	--	2,889	--	2,925	--
Total consumer loans	49,833	3	51,740	3	45,282	3

Commercial loans:
Commercial business loans	131,243	9	135,312	9	135,505	9
SBA PPP loans	156	--	204	--	367	--
Total commercial loans	131,399	9	135,516	9	135,872	9
Total loans	1,517,970	100%	1,519,901	100%	1,458,615	100%
Less:
Undisbursed portion of
construction loans in
process	(75,042)		(85,350)		(77,502)
Deferred loan origination
fees	(5,329)		(5,444)		(5,179)
Allowance for credit losses	(17,525)		(17,288)		(16,818)
Total loans receivable, net	$1,420,074		$1,411,819		$1,359,116
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $1,151, $411, and $1,311 at March 31, 2025, December 31, 2024, and March 31, 2024, respectively.

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of March 31, 2025:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouse	$127,898	21%	8%	$1,255	$163
Medical/dental offices	84,013	14	5	1,254	--
Office buildings	68,239	11	5	784	--
Other retail buildings	53,121	9	3	553	--
Mini-storage	32,596	5	2	1,358	--
Hotel/motel	31,967	5	2	2,664	--
Restaurants	27,374	5	2	582	161
Gas stations/conv. stores	24,622	4	2	1,026	--
Churches	14,823	3	1	988	--
Nursing homes	13,606	2	1	2,268	--
Shopping centers	10,578	2	1	1,762	--
Mobile home parks	8,968	2	1	448	--
Additional CRE	104,443	17	7	762	--
Total CRE	$602,248	100%	40%	$938	$324

Timberland originated $56.76 million in loans during the quarter ended March 31, 2025, compared to $72.07 million for the preceding quarter and $39.37 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $5.17 million were sold compared to $2.31 million for the preceding quarter and $2.28 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $6.17 million, or 3%, to $235.33 million at March 31, 2025, from $241.50 million at December 31, 2024.  The decrease was primarily due to maturities of U.S. Treasury investment securities (classified as held to maturity) and scheduled amortization.  Partially offsetting these decreases, was the purchase of additional U.S. government agency mortgage-backed investment securities and U.S. Treasury investment securities, all of which were classified as available for sale.

Deposits

Total deposits increased $20.41 million, or 1%, during the quarter to $1.65 billion at March 31, 2025, from $1.63 billion at December 31, 2024.  The quarter’s increase consisted of a $15.45 million increase in certificates of deposit account balances, a $9.91 million increase in NOW checking account balances, a $4.90 million increase in non-interest bearing account balances, and a $1.01 million increase in savings account balances. These decreases were partially offset by a $10.86 million decrease in money market account balances.

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

Deposit Breakdown ($ in thousands)
	March 31, 2025		December 31, 2024		March 31, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$407,811	25%	$402,911	25%	$424,906	26%
NOW checking	333,325	20	323,412	20	336,621	20
Savings	207,857	13	206,845	13	211,085	13
Money market	300,552	18	311,413	19	311,994	19
Certificates of deposit under $250	227,137	14	212,764	13	190,762	12
Certificates of deposit $250 and over	124,009	7	122,997	7	118,698	7
Certificates of deposit – brokered	50,139	3	50,074	3	44,488	3
Total deposits	$1,650,830	100%	$1,630,416	100%	$1,638,554	100%

Borrowings

Total borrowings were $20.00 million at both March 31, 2025 and December 31, 2024.  At March 31, 2025, the weighted average rate on the borrowings was 3.97%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $3.32 million, or 1%, to $252.52 million at March 31, 2025, from $249.20 million at December 31, 2024, and increased $13.84 million, or 6%, from $238.68 million at March 31, 2024.  The quarter’s increase in shareholders’ equity was primarily due to net income of $6.76 million, which was partially offset by the payment of $1.99 million in dividends to shareholders and the repurchase of 61,764 shares of common stock for $1.91 million (an average price of $30.85 per share).  There were 65,995 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at March 31, 2025.

Timberland remains well capitalized with a total risk-based capital ratio of 20.29%, a Tier 1 leverage capital ratio of 12.55%, a tangible common equity to tangible assets ratio (non-GAAP) of 12.36%, and a shareholders’ equity to total assets ratio of 13.07% at March 31, 2025.  Timberland’s held to maturity investment securities were $140.95 million at March 31, 2025, with a net unrealized loss of $6.62 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.83%, compared to 13.07%, as reported.

Asset Quality

Timberland’s non-performing assets to total assets ratio improved to 0.13% at March 31, 2025, compared to 0.16% at December 31, 2024 and 0.19% at March 31, 2024.  Net charge-offs totaled less than $1,000 for the current quarter compared to net charge-offs of $242,000 for the preceding quarter and net charge-offs of $3,000 for the comparable quarter one year ago.  During the current quarter, provisions for credit losses of $237,000 on loans and $14,000 unfunded commitments were made, which was partially offset by a $5,000 recapture of credit losses on investment securities.  The allowance for credit losses (“ACL”) for loans as a percentage of loans receivable was 1.22% at March 31, 2025, compared to 1.21% at December 31, 2024 and 1.22% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $697,000 or 17%, to $3.32 million at March 31, 2025, from $4.02 million at December 31, 2024 and decreased $879,000, or 21%, from $4.20 million at March 31, 2024.  Non-accrual loans decreased $406,000, or 15%, to $2.33 million at March 31, 2025 from $2.73 million at December 31, 2024 and decreased $1.28 million, or 35%, from $3.61 million at March 31, 2024.  The quarterly decrease in non-accrual loans was primarily due to decreases in commercial business loans and commercial real estate loans on non-accrual status.  Loans graded “Substandard”, however, increased to $23.51 million at March 31, 2025 from $2.12 million at December 31, 2024 and $8.42 million at March 31, 2024.  The increase in loans graded “Substandard” was primarily a result of two loans (totaling $21.30 million) to one borrowing relationship being downgraded during the March 31, 2025 quarter.  Both of these loans are

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

performing and Timberland remains well collateralized (based on recent appraisals), but the loans were downgraded primarily because the borrower is experiencing a legal issue stemming from an unrelated project.

Non-Accrual Loans
($ in thousands)

	March 31, 2025		December 31, 2024		March 31, 2024
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$47	1	$47	1	$380	3
Commercial	324	3	698	5	1,149	3
Construction – custom and
owner/builder	--	--	--	--	152	1
Total mortgage loans	371	4	745	6	1,681	7

Consumer loans:
Home equity and second
mortgage	575	3	587	3	165	1
Other	--	--	--	--	--	--
Total consumer loans	575	3	587	3	165	1

Commercial business loans	1,381	11	1,401	11	1,759	6
Total loans	$2,327	18	$2,733	20	$3,605	14

Timberland had two properties classified as other real estate owned (“OREO”) at March 31, 2025:

	March 31, 2025		December 31, 2024		March 31, 2024
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Other real estate owned:
Commercial	$221	1	$221	1	$--	--
Land	--	1	--	1	--	1
Total mortgage loans	$221	2	$221	2	$--	1

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; continuing

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

elevated levels of inflation and the impact of current and future monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve") in response thereto; the effects of any federal government shutdown; credit risks of lending activities, including any deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio resulting in our ACL not being adequate to cover actual losses and thus requiring us to materially increase our ACL through the provision for credit losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks described elsewhere in this press release and in the Company's other reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31	March 31,
	2025	2024	2024
Interest and dividend income
Loans receivable	$20,896	$21,032	$18,909
Investment securities	2,003	2,138	2,246
Dividends from mutual funds, FHLB stock and other investments	82	86	82
Interest bearing deposits in banks	1,884	2,001	1,919
Total interest and dividend income	24,865	25,257	23,156

Interest expense
Deposits	7,454	8,084	7,301
Borrowings	198	203	220
Total interest expense	7,652	8,287	7,521
Net interest income	17,213	16,970	15,635
Provision for credit losses – loans	237	52	166
Prov. for (recapture of) credit losses – investment securities	(5)	(5)	3
Prov. for (recapture of ) credit losses - unfunded commitments	14	(20)	(88)
Net int. income after provision for (recapture of) credit losses	16,967	16,943	15,554

Non-interest income
Service charges on deposits	959	999	988
ATM and debit card interchange transaction fees	1,176	1,267	1,212
Gain on sales of loans, net	122	43	41
Bank owned life insurance (“BOLI”) net earnings	165	167	156
Recoveries on investment securities, net	4	3	2
Other	261	218	216
Total non-interest income, net	2,687	2,697	2,615

Non-interest expense
Salaries and employee benefits	5,977	6,092	6,024
Premises and equipment	1,075	950	1,081
Advertising	189	181	159
OREO and other repossessed assets, net	9	--	--
ATM and debit card processing	521	521	601
Postage and courier	142	121	145
State and local taxes	335	346	325
Professional fees	431	346	319
FDIC insurance	219	210	206
Loan administration and foreclosure	155	128	134
Technology and communications	1,121	1,140	1,040
Deposit operations	319	332	324
Amortization of core deposit intangible (“CDI”)	45	45	57
Other, net	656	655	576
Total non-interest expense, net	11,194	11,067	10,991

Income before income taxes	8,460	8,573	7,178
Provision for income taxes	1,705	1,713	1,470
Net income	$6,755	$6,860	$5,708

Net income per common share:
Basic	$0.85	$0.86	$0.71
Diluted	0.85	0.86	0.70

Weighted average common shares outstanding:
Basic	7,937,063	7,958,275	8,081,924
Diluted	7,968,632	7,999,504	8,121,109

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	March 31,
	2025	2024
Interest and dividend income
Loans receivable	$41,928	$37,304
Investment securities	4,141	4,556
Dividends from mutual funds, FHLB stock and other investments	168	173
Interest bearing deposits in banks	3,885	3,618
Total interest and dividend income	50,122	45,651

Interest expense
Deposits	15,538	13,444
Borrowings	402	568
Total interest expense	15,940	14,012
Net interest income	34,182	31,639
Provision for credit losses – loans	289	545
Recapture of credit losses – investment securities	(10)	(7)
Recapture of credit losses - unfunded commitments	(7)	(121)
Net int. income after provision for (recapture of) credit losses	33,910	31,222

Non-interest income
Service charges on deposits	1,958	2,011
ATM and debit card interchange transaction fees	2,443	2,476
Gain on sales of loans, net	165	120
Bank owned life insurance (“BOLI”) net earnings	331	312
Recoveries on investment securities, net	7	7
Other	480	487
Total non-interest income, net	5,384	5,413

Non-interest expense
Salaries and employee benefits	12,068	11,936
Premises and equipment	2,025	2,054
Advertising	370	345
OREO and other repossessed assets, net	9	--
ATM and debit card processing	1,043	1,216
Postage and courier	264	271
State and local taxes	680	644
Professional fees	777	572
FDIC insurance	429	416
Loan administration and foreclosure	283	239
Technology and communications	2,261	2,014
Deposit operations	652	644
Amortization of core deposit intangible (“CDI”)	90	113
Other, net	1,309	1,151
Total non-interest expense, net	22,260	21,615

Income before income taxes	17,034	15,020
Provision for income taxes	3,419	3,016
Net income	$13,615	$12,004

Net income per common share:
Basic	$1.71	$1.48
Diluted	1.71	1.47

Weighted average common shares outstanding:
Basic	7,947,786	8,098,155
Diluted	7,984,238	8,143,701

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2025	2024	2024
Assets
Cash and due from financial institutions	$26,010	$24,538	$22,310
Interest-bearing deposits in banks	165,201	139,533	158,039
Total cash and cash equivalents	191,211	164,071	180,349

Certificates of deposit (“CDs”) held for investment, at cost	8,711	7,470	11,204
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	140,954	156,105	211,818
Available for sale, at fair value	84,807	77,080	61,746
Investments in equity securities, at fair value	853	840	839
FHLB stock	2,045	2,037	2,037
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	1,151	411	1,311

Loans receivable	1,437,599	1,429,107	1,375,934
Less: ACL – loans	(17,525)	(17,288)	(16,818)
Net loans receivable	1,420,074	1,411,819	1,359,116

Premises and equipment, net	21,436	21,617	21,718
OREO and other repossessed assets, net	221	221	--
BOLI	23,942	23,777	23,278
Accrued interest receivable	7,127	7,095	7,108
Goodwill	15,131	15,131	15,131
CDI	361	406	564
Loan servicing rights, net	1,051	1,195	1,717
Operating lease right-of-use assets	1,324	1,400	1,624
Other assets	9,331	15,805	4,674
Total assets	$1,932,730	$1,909,480	$1,907,234

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$407,811	$402,911	$424,906
Deposits: Interest-bearing	1,243,019	1,227,505	1,213,648
Total deposits	1,650,830	1,630,416	1,638,554

Operating lease liabilities	1,426	1,501	1,723
FHLB borrowings	20,000	20,000	20,000
Other liabilities and accrued expenses	7,950	8,364	8,278
Total liabilities	1,680,206	1,660,281	1,668,555

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,903,489 shares issued and outstanding – March 31, 2025 7,954,673 shares issued and outstanding – December 31, 2024 8,023,121shares issued and outstanding – March 31, 2024	28,028	29,593	32,338
Retained earnings	225,166	220,398	207,086
Accumulated other comprehensive loss	(670)	(792)	(745)
Total shareholders’ equity	252,524	249,199	238,679
Total liabilities and shareholders’ equity	$1,932,730	$1,909,480	$1,907,234

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

	Three Months Ended
PERFORMANCE RATIOS:	March 31 2025	Dec. 31, 2024	March 31, 2024
Return on average assets (a)	1.43%	1.41%	1.22%
Return on average equity (a)	10.95%	11.03%	9.67%
Net interest margin (a)	3.79%	3.64%	3.48%
Efficiency ratio	56.25%	56.27%	60.22%

	Six Months Ended
	March 31, 2025		March 31, 2024
Return on average assets (a)	1.42%		1.28%
Return on average equity (a)	10.99%		10.18%
Net interest margin (a)	3.71%		3.53%
Efficiency ratio	56.26%		58.34%

	Three Months Ended
ASSET QUALITY RATIOS AND DATA: ($ in thousands)	March 31 2025	Dec. 31, 2024	March 31, 2024
Non-accrual loans	$2,327	$2,733	$3,605
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	41	45	79
OREO and other repossessed assets	221	221	--
Total non-performing assets (b)	$2,589	$2,999	$3,684

Non-performing assets to total assets (b)	0.13%	0.16%	0.19%
Net charge-offs during quarter	$--	$242	$3
Allowance for credit losses - loans to non-accrual loans	753%	633%	467%
Allowance for credit losses - loans to loans receivable (c)	1.22%	1.21%	1.22%

CAPITAL RATIOS:
Tier 1 leverage capital	12.55%	12.32%	12.01%
Tier 1 risk-based capital	19.04%	18.69%	18.08%
Common equity Tier 1 risk-based capital	19.04%	18.69%	18.08%
Total risk-based capital	20.29%	19.95%	19.33%
Tangible common equity to tangible assets (non-GAAP)	12.36%	12.34%	11.79%

BOOK VALUES:
Book value per common share	$31.95	$31.33	$29.75
Tangible book value per common share (d)	29.99	29.37	27.79
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for credit losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	March 31, 2025		December 31, 2024		March 31, 2024
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,435,999	5.90%	$1,438,144	5.80%	$1,365,417	5.57%
Investment securities and FHLB stock (1)	232,532	3.64	247,236	3.57	298,003	3.14
Interest-earning deposits in banks and CDs	172,175	4.44	166,764	4.76	143,121	5.39
Total interest-earning assets	1,840,706	5.48	1,852,144	5.42	1,806,541	5.16
Other assets	77,563		75,534		81,337
Total assets	$1,918,269		$1,927,678		$1,887,878

Liabilities and Shareholders’ Equity
NOW checking accounts	$328,115	1.32%	$328,455	1.38%	$367,924	1.61%
Money market accounts	306,137	3.18	324,424	3.42	270,623	3.14
Savings accounts	206,054	0.28	205,650	0.28	214,233	0.23
Certificates of deposit accounts	343,945	3.82	331,785	4.09	295,202	4.16
Brokered CDs	50,104	4.85	46,414	4.98	40,402	5.40
Total interest-bearing deposits	1,234,355	2.45	1,236,728	2.59	1,188,384	2.47
Borrowings	20,000	4.04	20,000	4.03	20,001	4.42
Total interest-bearing liabilities	1,254,355	2.47	1,256,728	2.62	1,208,385	2.50

Non-interest-bearing demand deposits	403,738		414,149		431,826
Other liabilities	10,064		10,146		10,182
Shareholders’ equity	250,112		246,655		237,485
Total liabilities and shareholders’ equity	$1,918,269		$1,927,678		$1,887,878

Interest rate spread		3.01%		2.80%		2.66%
Net interest margin (2)		3.79%		3.64%		3.48%
Average interest-earning assets to
average interest-bearing liabilities	146.75%		147.38%		149.50%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands)
(unaudited)

	For the Six Months Ended
	March 31, 2025		March 31, 2024
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,437,081	5.85%	$1,349,105	5.53%
Investment securities and FHLB stock (1)	239,966	3.60	307,636	3.08
Interest-earning deposits in banks and CDs	169,444	4.60	134,643	5.37
Total interest-earning assets	1,846,491	5.44	1,791,384	5.10
Other assets	76,535		81,473
Total assets	$1,923,026		$1,872,857

Liabilities and Shareholders’ Equity
NOW checking accounts	$328,287	1.35%	$372,327	1.56%
Money market accounts	315,381	3.31	247,656	2.78
Savings accounts	205,849	0.28	217,153	0.23
Certificates of deposit accounts	337,798	3.95	281,842	4.07
Brokered CDs	48,239	4.91	41,570	5.39
Total interest-bearing deposits	1,235,554	2.52	1,160,548	2.32
Borrowings	20,000	4.02	24,427	4.65
Total interest-bearing liabilities	1,255,554	2.55	1,184,975	2.37

Non-interest-bearing demand deposits	409,000		440,976
Other liabilities	10,107		11,035
Shareholders’ equity	248,365		235,871
Total liabilities and shareholders’ equity	$1,923,026		$1,872,857

Interest rate spread		2.89%		2.73%
Net interest margin (2)		3.71%		3.53%
Average interest-earning assets to
average interest-bearing liabilities	147.07%		151.17%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2025 Earnings
April 22, 2025

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Shareholders’ equity	$252,524	$249,199	$238,679
Less goodwill and CDI	(15,492)	(15,537)	(15,695)
Tangible common equity	$237,032	$233,662	$222,984

Total assets	$1,932,730	$1,909,480	$1,907,234
Less goodwill and CDI	(15,492)	(15,537)	(15,695)
Tangible assets	$1,917,238	$1,893,943	$1,891,539